Exhibit 10.4

TRANSITION AND CONSULTING AGREEMENT
THIS TRANSITION AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 11, 2020 (the “Effective Date”) by and between Obalon Therapeutics, Inc. (the “Company”) and Amy Vandenberg (“Consultant”).
RECITALS
A.    Consultant currently serves as Chief Officer, Quality Assurance, Clinical Affairs & Regulatory Affairs of the Company.
B.    Consultant intends to resign from such role, and the Company and Consultant mutually desire to transition Consultant’s role with the Company from that of Chief Officer, Quality Assurance, Clinical Affairs & Regulatory Affairs of the Company to that of a non-employee consultant to the Company, effective as of a date mutually agreed upon by the Company and Consultant, but expected to be no later than June 30, 2020 (such mutually agreed date, the “Transition Date”).
C.    Consultant and the Company (i) agree that each of the retention agreement by and between the Company and Consultant, dated October 10, 2016 (the “Retention Agreement”) and the offer letter by and between the Company and Consultant, dated November 24, 2008 (the “Offer Letter”), shall terminate, and neither the Company nor Consultant shall have any further obligations thereunder (except, in each case, as provided under Section 15 below) and (ii) mutually desire that, effective as of the Transition Date, Consultant will cease to be an employee of the Company and will thereupon become an independent contractor of the Company performing consulting services.
D.    Consultant desires to perform such services on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:
1.Transition of Employment. Consultant shall remain employed by the Company as an employee at will through the Transition Date, on the same terms and conditions in effect as of the Effective Date; provided, that, during the period commencing on May 1, 2020 and ending on the Transition Date, Consultant shall receive a base salary of $100,000 per annum. Consultant agrees that, prior to the Transition Date, Consultant will continue to perform his or her duties, responsibilities and functions to the Company as are usual and customary for Consultant’s position, and shall not engage in any other employment, occupation, consulting or other business activity.

2.Separation of Employment.

(a)Termination of Employment. Consultant’s last day of employment with the Company shall be the Transition Date. Effective as of the Transition Date, Consultant’s employment with the Company and all of its affiliates shall terminate and Consultant shall cease to be an employee of all of the foregoing.

(b)Accrued Obligations. Upon the Transition Date, the Company will pay to Consultant (i) all accrued salary and all accrued, unused paid time off through the Transition Date, and (ii) any unreimbursed business expenses incurred by Consultant, in accordance with Company policy, prior to the Transition Date (collectively, the “Accrued Obligations”).

(c)Performance Cash Bonus. Consultant shall be eligible to earn a discretionary cash performance bonus (the “Performance Bonus”) in an amount equal to $61,250. The Performance Bonus shall be earned, if at all, based on the attainment of Company and/or individual performance goals, as determined by the Compensation Committee of the Company’s Board of Directors, in its sole discretion. Payment of the Performance Bonus, to the extent the Performance Bonus becomes payable, will be contingent upon Consultant’s continued employment through the Transition Date and will be subject to Consultant’s execution and delivery of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 21 days following the Transition Date, and non-revocation of the Release within the prescribed time period. The Performance Bonus (if any) shall be paid in a single lump-sum payment within 60 days after the Transition Date.

(d)Performance-based RSUs. The Company restricted stock unit award granted to Consultant on January 24, 2020 (the “PRSUs”) has been terminated and forfeited and Consultant shall have no further right to or interest in such award or any shares of the Company’s common stock underlying such award.

(e)Withholdings and Other Deductions. All compensation payable to Consultant hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(f)Warranty. Consultant acknowledges that the payments under Sections 2(c) and 3 of this Agreement constitute additional compensation to which Consultant would not be entitled except for Consultant’s decision to sign this Agreement and to abide by the terms of this Agreement. Consultant acknowledges that, upon receipt of the Accrued Obligations, Consultant has received all monies and other benefits due to Consultant as a result of Consultant’s employment with and termination of employment from the Company. Consultant further represents that to the best of Consultant’s knowledge Consultant has not sustained a work-related injury or illness which Consultant has not previously reported to the Company.

3.Consulting Services.

(a)Consulting Period. During the period commencing on the Transition Date and ending on the date on which this Agreement and the consulting relationship established hereby are terminated in accordance with Section 3(f) below (the “Consulting Period”), Consultant shall provide consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as reasonably requested by the Company’s Chief Executive Officer (collectively, the “Services”). Notwithstanding the foregoing, either party hereto may terminate the Consulting Period and Consultant’s services hereunder at any time, for any reason or no reason.

(b)Compensation for Services. Subject to and conditioned upon Consultant’s execution and delivery to the Company of the Release within 21 days following the Transition Date, and non-revocation of the Release with the prescribed time period, Consultant shall be entitled to receive the following:

(c)Consulting Fee. During the Consulting Period, the Company shall pay Consultant a fee (the “Consulting Fee”) of $150 per hour. The Consulting Fee shall be paid to Consultant in arrears in the calendar month following the calendar month in which such Consulting Fee was earned. Consultant shall submit invoices to the Company as and when requested by the Company describing in detail the Services provided and the time expended by Consultant on such Services each month and any expenses incurred during such period that are reimbursable pursuant to Section 3(e) below.

(d)Equity Awards. Each outstanding Company equity award held by Consultant as of the Transition Date other than the PRSUs (each a “Pre-Consulting Equity Award”) shall remain outstanding and eligible to vest and, as applicable, become exercisable during the Consulting Period (based on Consultant’s continued provision of Services thereafter rather than continued employment), but, with respect to any Pre-Consulting Equity Award that is a stock option, in no event beyond the outside expiration date of such Pre-Consulting Equity Award. Consultant acknowledges and agrees that the foregoing amendments to any Company stock options may cause an incentive stock option to be reclassified as a non-qualified stock option, and that Consultant, and not the Company, shall be solely responsible for any tax consequences relating to such reclassification.

(e) Expenses. During the Consulting Period, the Company shall reimburse Consultant for reasonable expenses in accordance with the Company’s substantiation and reimbursement policies applicable to independent contractors, as in effect from time to time.

(f)Termination of Consultancy. Either the Company or Consultant may terminate the Consulting Period and Consultant’s Services hereunder at any time, for any reason, upon written notice to the other party, provided that Consultant must provide at least 30 days’ prior written notice to the Company prior to any such termination for convenience. Upon a termination of the Consulting Period and the Consultant’s Services, (i) the Company shall pay to Consultant any portion of the Consulting Fee that has been earned but unpaid through the termination date and (ii) any portion of Pre-Consulting Equity Awards that remain unvested as of the termination date shall automatically terminate and be forfeited as of such date. In addition, if the Consulting Period and the Consultant’s Services hereunder are terminated, Consultant immediately shall forfeit all Consulting Fees payable with respect to periods of service following the termination date.

(g)Return of Property. Upon the termination of the Consulting Period and Consultant’s Services hereunder for any reason, Consultant agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Consultant has in his or her possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that Consultant knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys (and any related or relevant passwords), and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

(h)Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company shall have no further obligations to Consultant upon termination of the Consulting Period and Consultant’s Services hereunder.

4.Cooperation. In addition to the Services (and without further compensation), Consultant agrees that, following the Transition Date, Consultant will use commercially reasonable efforts to cooperate with the Company, to the extent reasonably requested by the Company, to consult, advise and provide relevant input with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Consultant’s duties and responsibilities to the Company and its affiliates during employment with the Company. Any time spent by Consultant pursuant to this Section 4 will be compensated by the Company at an hourly rate of $150. Any such compensation shall be paid monthly in arrears, no later than the 15th day of the calendar month following the calendar month in which such compensation was earned. Consultant shall submit invoices to the Company as and when requested by the Company describing in detail the services provided pursuant to this Section 4 and the time expended by Consultant on such services each month.

5.Covenants.

(a)Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Consultant previously made certain representations with respect to confidential information and dispute resolution (as set forth in Section[s] 11 and 13 of the Offer Letter), with respect to cooperation and non-disparagement (as set forth in Section 6(b) of the Retention Agreement), and with respect to proprietary information, inventions, non-solicitation and confidential information (as set forth in Sections 2, 3 4, 7 and 8 of the Employee Proprietary Information , Inventions and Confidentiality Agreement by and between the Company and Consultant, dated December 10, 2008 (the “Confidentiality Agreement”)), and Consultant hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Consultant shall be bound by their terms. In addition, the Company acknowledges and agrees that that certain Indemnity Agreement by and between the Company and Consultant shall remain in full force and effect in accordance with its terms and that the Company shall be bound by its terms.

(b)During the Consulting Period, Consultant may consult or become an employee of other businesses, but shall not be engaged in any other business activity which would be directly competitive with the business of the Company (a “Restricted Business”).  The foregoing restrictions shall not be construed as preventing Consultant from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on the part of Consultant which would in any manner impair the performance of his duties under this Agreement, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company; provided that nothing herein shall prevent Consultant from owning up to 3 percent of the capital stock of a publicly held entity carrying on a Restricted Business so long as the Consultant does not actively participate in the control of such Restricted Business.

6.Non-Disparagement. During the Consulting Period, Consultant agrees not to disparage the Company, any affiliate of the Company and/or any officers, directors, employees, shareholders and/or agents of the Company or any affiliate of the Company in any manner intended or reasonably likely to be harmful to them or their business, business reputation or personal reputation. During the Consulting Period, the Company agrees to instruct its directors and executive officers not to disparage Consultant in any manner intended or reasonably likely to be harmful to him or his business, business reputation or personal reputation.

7.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Consultant (or Consultant’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Consultant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Consultant from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Consultant shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

8.Representations.

(a)    Consultant represents and warrants that Consultant has no outstanding agreement, relationship or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from performing hereunder or complying with the provisions hereof, and further agrees that Consultant will not enter into any such conflicting agreement or relationship during the Consulting Period. Consultant agrees to comply with any insider trading policy, ethics policy and business conduct policy of the Company during the term of this Agreement. Consultant agrees to not use information received by Consultant during the term of this Agreement for personal gain or take advantage of any business opportunities that arise as a result of this Agreement that might be of interest to the Company. Consultant agrees that if Consultant makes any “reportable transactions” under Section 16 of the Exchange Act of 1934, as amended, Consultant shall immediately notify the Company of such transactions.
(b)    Consultant hereby acknowledges (i) that Consultant has consulted with or has had the opportunity to consult with independent counsel of Consultant’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Consultant has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Consultant’s own judgment.
(c)    Consultant acknowledges and agrees that (i) none of the foregoing, including the change to Consultant’s annual base salary, Consultant’s termination of employment and/or transition to a consultant of the Company shall constitute an event(s) giving rise to Good Reason for purposes of the Retention Agreement, and (ii) each of the Retention Agreement and the Offer Letter automatically shall terminate as of the Transition Date (subject to the survival of Section 6(b) of the Retention Agreement and Sections 11 and 13 of the Offer Letter).
9.Independent Contractor. Consultant expressly acknowledges and agrees that, as of the Transition Date, Consultant is solely an independent contractor and shall not be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Except as expressly contemplated by this Agreement, the Company shall not be obligated to (a) pay on the account of Consultant any unemployment tax or other taxes required under the law to be paid with respect to employees, (b) withhold any monies from the fees of Consultant for income tax purposes or (c) provide Consultant with any benefits, including without limitation health, welfare, pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance. Notwithstanding the foregoing, any amounts payable to Consultant in respect of his service as an employee of the Company prior to the Transition Date shall be subject to withholding in accordance with applicable law. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement with respect to the Services, and to pay any applicable income, self-employment and other taxes thereon. Consultant and the Company hereby acknowledge and agree that this Agreement does not impose any obligation on the Company to offer employment to Consultant at any time.

10.Assignment. This Agreement and the rights and duties hereunder are personal to Consultant and shall not be assigned, delegated, transferred, pledged or sold by Consultant without the prior written consent of the Company. Consultant hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party or successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) that acquires all or substantially all of the assets of the Company or that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

11.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant: at Consultant’s most recent address on the records of the Company.
If to the Company: at the Company’s corporate headquarters and directed to the attention of its Secretary.
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
12.Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Consultant to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (a) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (b) comply with the requirements of Section 409A; provided, however, that this Section 12 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent required under Section 409A, any payment or benefit required to be paid upon the termination of Consultant’s Services (or any other similar term or phrase) shall be made only upon Consultant’s “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”). Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Consultant during the six-month period following Consultant’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Consultant’s death), the Company shall pay Consultant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Consultant during such period (without interest). To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

13.Survival. Section 3(f) (Termination of Consultancy), Section 4 (Cooperation), Section 5 (Covenants), Section 6 (Non-Disparagement), Section 7 (Exceptions), and Section 9 (Independent Contractor) hereof shall survive any termination of this Agreement and shall continue in effect.

14.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles.

15.Entire Agreement; Counterparts. Effective as of the Transition Date, this Agreement, together with the Release and Confidentiality Agreement, Section 6(b) of the Retention Agreement and Sections 11 and 13 of the Offer Letter, constitute the complete and final agreement of the parties and supersede any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

17.Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Consultant and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Diego County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures, which are available at http://www.jamsadr.com/rules-

employment-arbitration/, and the Company will provide a copy upon Consultant’s request, as the exclusive remedy for resolving any and all such disputes. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. CONSULTANT AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION. CONSULTANT AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

[Signature Page Follows]

IN WITNESS WHEREOF, the Consultant has hereunto set Consultant’s hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Obalon Therapeutics, Inc.,
a Delaware corporation

By:
Name: Andrew Rasdal
Title: Executive Chairman

“Consultant”

_________________________________
Amy Vandenberg

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE
This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Mark Brister (“Consultant”) and Obalon Therapeutics, Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on June 11, 2020, Consultant and the Company entered into a Transition and Consulting Agreement (the “Consulting Agreement,” to which this Release is attached as Exhibit A); and
WHEREAS, this agreement serves as the Release, pursuant to the Consulting Agreement.
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Consultant and the Company hereby enter into this Release.
1.Consideration: In exchange for Consultant’s agreement to this Release and his or her other promises in the Consulting Agreement and herein, and pursuant to the Consulting Agreement, the Company agrees to provide Consultant with the consideration set forth in Sections 2(c) and 3 of the Consulting Agreement. By signing below, Consultant acknowledges that he or she is receiving the consideration in exchange for waiving his or her rights to claims referred to in this Release.
2.General Release and Waiver of Claims:
a.To the fullest extent permitted by law, Consultant hereby releases and waives any other claims he or she may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, fixed or contingent (hereinafter called “Claims”), which Consultant now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the Consultant by the Releasees, or any of them; fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any Claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Older Workers Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.
b.CONSULTANT ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
CONSULTANT, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
c.Consultant and the Company do not intend to release Claims that Consultant may not release as a matter of law, including but not limited to (i) the Company’s obligations to provide payments or benefits under Sections 2(c) and 3 of the Consulting Agreement, (ii) accrued or vested benefits Consultant may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) indemnification pursuant to an agreement with the Company or the Articles or Bylaws of the Company, as applicable, or applicable law, (iv) Claims for workers’ compensation or unemployment benefits, (v) Claims of discrimination, harassment or retaliation brought to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing; provided, however, that Consultant does release Consultant’s right to secure damages for any alleged discriminatory, harassing or retaliatory treatment, (vi) any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator or (vii) any other rights that may not be waived by an employee under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this Release shall be determined by an arbitrator under the procedures set forth in the Dispute Resolution section set forth in the Consulting Agreement.
d.Consultant represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and Consultant agrees to indemnify and hold Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Consultant under this indemnity.
e.Consultant further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by Consultant or the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company or the Releasees, or any of them, or to Consultant, as applicable.
3.Covenant Not to Sue:
a.Consultant agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Consultant agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
b.Nothing in this paragraph shall prohibit Consultant from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict his or her right to file such administrative complaints. However, Consultant understands and agrees that, by entering into this Release, he or she is releasing any and all individual Claims for relief, and that any and all subsequent disputes between Consultant and the Company shall be resolved through arbitration as provided in the Consulting Agreement.
c.Nothing in this Release shall prohibit or impair Consultant or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
4.Review of Release: Consultant, in consideration of the payments provided to Consultant as described in the Consulting Agreement, agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims Consultant has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Workers Benefit Protection Act, Consultant is hereby advised as follows:

a.Consultant has read the terms of this Release, and understands its terms and effects, including the fact that Consultant agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
b.Consultant understands that, by entering into this Release, Consultant does not waive any Claims that may arise after the date of Consultant’s execution of this Release, including without limitation any rights or Claims that Consultant may have to secure enforcement of the terms and conditions of this Release or the Consulting Agreement;
c.Consultant has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Consultant acknowledges is adequate and satisfactory to Consultant and which Consultant acknowledges is in addition to any other benefits to which Consultant is otherwise entitled;
d.The Company advises Consultant to consult with an attorney prior to executing this Release;
e.Consultant has been given 21 days in which to review and consider this Release. To the extent that Consultant chooses to sign this Release prior to the expiration of such period, Consultant acknowledges that Consultant has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Consultant does not desire additional time and hereby waives the remainder of the 21-day period; and
f.Consultant may revoke this Release within seven days from the date Consultant signs this Release and this Release will become effective upon the expiration of that revocation period, and that the consideration to be provided to him or her pursuant to Sections 2(c) and 3 of the Consulting Agreement will be provided only at the end of that seven-day revocation period. If Consultant revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or Consultant and Consultant will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name, title], via electronic mail at [email address] on or before 5:00 p.m. Pacific time on the seventh day after this Release is executed by Consultant.

Dated:	Name: Andrew Rasdal Title: Executive Chairman For the company

Dated:	Name: Amy Vandenberg